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                                                                      EXHIBIT 12


                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN MILLIONS OF DOLLARS, EXCEPT RATIO)

EARNINGS:
Net earnings                                                $  682
Taxes on income                                                407
Interest expense                                               288
Amortization of debt premium and discount, net                  (1)
Portion of rents representative of an interest factor           53
Earnings of less than 50% owned associated companies            (4)
                                                            ------

Adjusted earnings before taxes and fixed charges            $1,425
                                                            ======

FIXED CHARGES:
Interest expense                                            $  288
Amortization of debt premium and discount, net                  (1)
Portion of rents representative of an interest factor           53
Capitalized interest                                             3
                                                            ------
Total fixed charges                                         $  343
                                                            ======
RATIO OF EARNINGS TO FIXED CHARGES                             4.2
                                                            ======


The above ratio computation reflects the impact of merger related and consolidation expenses recorded during 1995.